Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke Director, Investor Relations (281) 492-5370
DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES
SECOND QUARTER 2009 RESULTS
Houston, Texas, July 23, 2009 — Diamond Offshore Drilling, Inc. (NYSE:DO) today reported net income for the second quarter of 2009 of $387.4 million, or $2.79 per share on a diluted basis, compared with net income of $416.2 million, or $2.99 per share on a diluted basis, in the same period a year earlier. Revenues in the second quarter of 2009 were $946.4 million, compared with revenues of $954.4 million for the second quarter of 2008.
For the six months ended June 30, 2009, the Company reported net income of $736.0 million, or $5.29 per share on a diluted basis, compared with net income of $706.7 million, or $5.08 per share on a diluted basis, for the same period in 2008. Revenue for the six months ended June 30, 2009 was $1.8 billion, compared with $1.7 billion for the first six months of 2008.
Diamond Offshore provides contract drilling services to the energy industry and is a leader in deepwater drilling. Additional information on Diamond Offshore and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.
As previously announced, Diamond Offshore will provide a simulcast and rebroadcast of its second quarter 2009 earnings release conference call. The live broadcast of our quarterly conference call will be available online at www.diamondoffshore.com on July 23, 2009 beginning at 9:00 a.m. Central Time. The online replay will follow immediately and continue for the remainder of the calendar quarter after the original call. Please go to the web site at least 15 minutes before the broadcast to register, download and install any necessary audio software.
Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website www.diamondoffshore.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.
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DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues:
Contract drilling	$923,458	$936,626	$1,779,166	$1,706,966
Revenues related to reimbursable expenses	22,949	17,746	52,961	33,508

Total revenues	946,407	954,372	1,832,127	1,740,474

Operating expenses:
Contract drilling	304,853	273,436	602,600	558,443
Reimbursable expenses	22,431	17,346	52,146	32,534
Depreciation	85,431	70,803	170,493	139,995
General and administrative	16,166	15,768	32,481	31,490
Gain on disposition of assets	(93)	(226)	(148)	(277)

Total operating expenses	428,788	377,127	857,572	762,185

Operating income	517,619	577,245	974,555	978,289

Other income (expense):
Interest income	1,190	2,941	1,766	7,314
Interest expense	(11,288)	(1,895)	(12,405)	(3,237)
Foreign currency transaction gain	13,733	12,574	9,608	14,441
Other, net	(416)	(86)	651	(248)

Income before income tax expense	520,838	590,779	974,175	996,559

Income tax expense	(133,398)	(174,615)	(238,154)	(289,888)

Net Income	$387,440	$416,164	$736,021	$706,671

Income per share:
Basic	$2.79	$2.99	$5.30	$5.09

Diluted	$2.79	$2.99	$5.29	$5.08

Weighted average shares outstanding:
Shares of common stock	139,002	138,959	139,001	138,916
Dilutive potential shares of common stock	79	124	72	152

Total weighted average shares outstanding	139,081	139,083	139,073	139,068

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended
	June 30,
	2009	2008

REVENUES
High Specification Floaters	$334,527	$354,218
Intermediate Semisubmersibles	465,762	464,598
Jack-ups	123,169	117,810

Total Contract Drilling Revenue	$923,458	$936,626

Revenues Related to Reimbursable Expenses	$22,949	$17,746

CONTRACT DRILLING EXPENSE
High Specification Floaters	$98,991	$89,503
Intermediate Semisubmersibles	132,696	131,539
Jack-ups	66,233	48,834
Other	6,933	3,560

Total Contract Drilling Expense	$304,853	$273,436

Reimbursable Expenses	$22,431	$17,346

OPERATING INCOME
High Specification Floaters	$235,536	$264,715
Intermediate Semisubmersibles	333,066	333,059
Jack-ups	56,936	68,976
Other	(6,933)	(3,560)
Reimbursable expenses, net	518	400
Depreciation	(85,431)	(70,803)
General and administrative expense	(16,166)	(15,768)
Gain on disposition of assets	93	226

Total Operating Income	$517,619	$577,245

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2009	2008
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$470,428	$336,052

Marketable securities	200,920	400,592

Accounts receivable, net of provision for bad debts	736,518	574,842

Prepaid expenses and other	182,253	155,247

Total current assets	1,590,119	1,466,733
Drilling and other property and equipment, net of accumulated depreciation	3,918,052	3,414,373

Long-term receivable	17,157	—

Other assets	83,205	73,325

Total assets	$5,608,533	$4,954,431

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$432,670	$509,087

Long-term debt	998,562	503,280

Deferred tax liability	501,745	462,026

Other liabilities	129,371	118,553

Stockholders’ equity	3,546,185	3,361,485

Total liabilities and stockholders’ equity	$5,608,533	$4,954,431

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
AVERAGE DAYRATES AND UTILIZATION

	Second Quarter		First Quarter		Second Quarter
	2009		2009		2008
	Dayrate	Utilization	Dayrate	Utilization	Dayrate	Utilization
	(Dayrate in thousands)
High Specification Floaters	$381	79%	$360	80%	$385	92%
Intermediate Semis	$286	93%	$283	85%	$285	93%
Jack-ups	$146	63%	$131	73%	$103	92%